Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2020	2019
Operating Revenues	$2,233,933	$2,050,386

Operating Expenses:
Purchased Power, Fuel and Transmission	674,883	714,119
Operations and Maintenance	474,104	368,452
Depreciation	260,201	228,646
Amortization	46,992	11,620
Energy Efficiency Programs	126,967	118,584
Taxes Other Than Income Taxes	196,058	173,400
Total Operating Expenses	1,779,205	1,614,821
Operating Income	454,728	435,565
Interest Expense	135,384	133,543
Other Income, Net	25,024	28,959
Income Before Income Tax Expense	344,368	330,981
Income Tax Expense	70,565	79,064
Net Income	273,803	251,917
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$271,923	$250,037

Basic Earnings Per Common Share	$0.79	$0.77

Diluted Earnings Per Common Share	$0.79	$0.76

Weighted Average Common Shares Outstanding:
Basic	343,219,075	324,337,587
Diluted	344,115,842	327,053,634

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2020	2019	2018
Operating Revenues	$8,904,430	$8,526,470	$8,448,201

Operating Expenses:
Purchased Power, Fuel and Transmission	2,987,840	3,040,160	3,138,969
Operations and Maintenance	1,480,252	1,363,113	1,335,213
Depreciation	981,380	885,278	819,930
Amortization	177,679	195,380	252,026
Energy Efficiency Programs	535,760	501,369	472,380
Taxes Other Than Income Taxes	752,785	711,035	729,753
Impairment of Northern Pass Transmission	—	239,644	—
Total Operating Expenses	6,915,696	6,935,979	6,748,271
Operating Income	1,988,734	1,590,491	1,699,930
Interest Expense	538,452	533,197	498,805
Other Income, Net	108,590	132,777	128,366
Income Before Income Tax Expense	1,558,872	1,190,071	1,329,491
Income Tax Expense	346,186	273,499	288,972
Net Income	1,212,686	916,572	1,040,519
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income Attributable to Common Shareholders	$1,205,167	$909,053	$1,033,000

Basic Earnings Per Common Share	$3.56	$2.83	$3.25

Diluted Earnings Per Common Share	$3.55	$2.81	$3.25

Weighted Average Common Shares Outstanding:
Basic	338,836,147	321,416,086	317,370,369
Diluted	339,847,062	322,941,636	317,993,934

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.